EXHIBIT 3.1

CERTIFICATE OF WITHDRAWAL
OF
SERIES A PREFERRED STOCK
OF AFFINITY GAMING

August 15, 2014
(Pursuant to Chapter 78, Section 1955 of the Nevada Revised Statutes)
Affinity Gaming, a Nevada corporation (the “Company”), certifies as follows:
1. The Articles of Incorporation (the “Charter”) of the Company authorizes the issuance of 21,000 shares of preferred stock, par value $0.001 per share, of the Company designated as Series A Preferred Stock (the “Series A Preferred Stock”).
2. The Company previously filed a Certificate of Designation with the Secretary of State of the State of Nevada on December 21, 2012 (the “Certificate of Designation”).
3. Pursuant to the provisions of Chapter 78, Section 1955 of the Nevada Revised Statutes (the “Nevada Statute”), the Board of Directors of the Company adopted the following resolutions:
RESOLVED FURTHER: That none of the authorized shares of preferred stock, par value $0.001, of the Company designated as Series A Preferred Stock, are outstanding, and none of the authorized shares of Series A Preferred Stock will be issued prior to August 14, 2014.
RESOLVED FURTHER: That the Company be, and hereby is, authorized and directed to file with the Secretary of State of the State of Nevada a certificate (the “Certificate of Withdrawal”) containing these resolutions, with the effect under the Nevada Revised Statutes of eliminating from the Company’s Articles of Incorporation all matters set forth in the Certificate of Designation of Series A Preferred Stock of the Company filed with the Secretary of State of the State of Nevada on December 21, 2012.
RESOLVED FURTHER: That the Authorized Officers are, and each of them hereby is, authorized and directed, for and on behalf of the Company and in its name, to execute and file the Certificate of Withdrawal at such time as they deem appropriate, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the Nevada Revised Statutes.
4. Pursuant to the provisions of Chapter 78, Section 1955 of the Nevada Statute, all references to the Series A Preferred Stock in the Charter are hereby eliminated, the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Company and the Certificate of Designation is hereby withdrawn.
* * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Withdrawal to be signed on its behalf by its duly authorized officer as of the date first written above.

AFFINITY GAMING
/s/ Marc Rubinstein
Name:	Marc Rubinstein
Title:	Senior Vice President, General Counsel & Secretary